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                                                 Exhibits 5 and 24
June 10, 1996



OnGard Systems, Inc.
40 Commerce Drive
Hauppauge, New York 11788

Gentlemen:

         We have acted as counsel for OnGard Systems, Inc. (the "Company") in connection with the registration, under the Securities Act of 1933, as amended (the "Act"), by the Company of 1,202,000 shares of common stock issued and issuable, upon the exercise of certain stock options to purchase common stock, (the "Shares") by the Company to certain employees, consultants and non-employee directors of the Company (the "Participants"). The stock options were awarded to the Participants under the Company's 1992 Stock Option Plan (the "1992 Plan") and the Company's Stock Option Plan approved by the Company's stockholders in January, 1995 (the "1995 Plan"). The Shares were registered by the Company pursuant to a Registration Statement (the "Registration Statement") which became effective with the Securities and Exchange Commission (the "Commission") on June 10, 1996 and may be offered by the Participants to the public.

         In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of various documents including, but not limited to, the following:

         1. The Registration Statement, including the exhibits attached thereto.

         2. The Prospectus, dated June 10, 1996 in the form filed with the Commission (the "Prospectus").

         3.   The Certificate of Incorporation of the Company, as amended.

         4.   The By-Laws of the Company, as amended.

         5. Minutes of the meetings of the Board of Directors and Stockholders of the Company.

         6.   Consent resolutions of the Board of Directors of the Company.


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         7.   A specimen certificate for the common stock of the Company.

         8. The certificate of officers of the Company as to certain factual matters.

         9. The 1992 Plan, the 1995 Plan and various award agreements pursuant to which the Shares were and may be issued to the Participants.

         10. Such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering this opinion.

              As to various questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of state officials. In rendering this opinion we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed. We believe that reliance upon such certificates is reasonable. We have made no other inquiry or investigation as to factual matters.

         Based on the foregoing, and upon such additional investigation as we have deemed necessary, it is our opinion that:

              The portion of the Shares that have been issued have been duly authorized and, upon issuance, delivery and payment therefor, were validly issued, fully paid and nonassessable. The Company has duly authorized, reserved and set aside the portion of the Shares issuable upon exercise of the stock options issued to the Participants, and such Shares, when issued and paid for upon exercise of such stock options in accordance with the respective Plan and award agreement under which they were issued, will be duly and validly authorized and issued, fully-paid and non-assessable.

         With certain exceptions, we are qualified to practice law only in the State of Colorado and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the State of Colorado, the corporate law of the State of Delaware and the federal law of the United States. This opinion has been delivered to


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you solely for your own use and may not be used for any other purpose or communicated to a third party without our prior written consent. We hereby consent to the use of this opinion in the Registration Statement.

                             Yours very truly,

                             REINHART, BOERNER, VAN DEUREN,
                              NORRIS & RIESELBACH, P.C.

                             BY

                                  Arnold R. Kaplan


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